EXECUTION COPY

Wachovia Bank, National Association Wachovia Capital Markets, LLC One Wachovia Center 301 South College St. Charlotte, NC 28288-0737

CONFIDENTIAL

March 16, 2006

CBRL Group, Inc.
305 Hartmann Drive
Lebanon, Tennessee 37088-0787

Attention: Michael A. Woodhouse
Chairman, President and Chief Executive Officer

Re: Project Billboards Commitment Letter
$1.25 Billion Senior Credit Facilities

Ladies and Gentlemen:

1. You have advised Wachovia Bank, National Association (“Wachovia Bank”) and Wachovia Capital Markets, LLC (“Wachovia Capital Markets” and, together with Wachovia Bank, the “Wachovia Parties” or “we” or “us”) that CBRL Group, Inc., a Tennessee corporation (“you” or the “Borrower”), intends to (a) repurchase outstanding common stock of the Borrower (the “Repurchase”) and/or (b) pay a special dividend (the “Special Dividend”) to each holder of the Borrower’s common stock, in an aggregate amount for the Repurchase and the payment of any and all Special Dividends not to exceed $775 million. The Repurchase, the Special Dividend and the Refinancing and the Credit Facilities referred to below are collectively referred to herein as the “Transactions”.

2. You have also advised us that you propose to finance the Repurchase and the Special Dividend, refinance (or provide for the refinancing of) certain existing indebtedness of the Borrower and its subsidiaries (the “Refinancing”), pay related transaction fees and expenses and provide for other general corporate purposes (including, without limitation, providing for capital expenditures, share repurchases and payment of dividends) and ongoing working capital requirements with a package of debt financings in an aggregate principal amount of up to $1.25 billion.

3. You have requested that we consider a full range of options for such debt financings and, after discussions with us, you have requested that these financings initially consist of senior secured credit facilities in the aggregate principal amount of up to $1.25 billion (the “Credit Facilities”). The date on which the Transactions are consummated is referred to as the “Closing Date”. The Sources and Uses of Funds Table (the “Sources and Uses Table”) for the Transactions is attached hereto as Schedule I.

4. Based upon and subject to the foregoing and the terms and conditions set forth below, set forth in the Credit Facilities Summary of Proposed Terms and Conditions attached hereto as Exhibit A and set forth in the Conditions Precedent to Funding contained in Exhibit B (collectively the “Term Sheet”), Wachovia Bank, acting alone or through or with affiliates selected by it, is pleased to confirm to you its commitment to provide 100% of the Credit Facilities on the principal terms set forth herein and in the Term Sheet (such commitment being herein referred to as the “Commitment”).

5. The Commitment of Wachovia Bank and the undertakings of Wachovia Capital Markets hereunder are subject to: (a) your written acceptance, and compliance with the terms and conditions, of a letter from the Wachovia Parties to you of even date herewith (the “Fee Letter”) pursuant to which you agree to pay, or cause to be paid, to the Wachovia Parties certain fees and to fulfill certain other obligations in connection with the Credit Facilities; (b) our being satisfied that, after the date hereof and until the earlier of (i) completion of a successful syndication of the Credit Facilities and (ii) 180 days after the Closing Date, none of the Borrower or any of its subsidiaries shall have syndicated or issued, attempted to syndicate or issue, or announced the syndication or issuance of, any debt or equity facility or debt or equity security (including convertibles) of any of them, including renewals or refinancings thereof, other than the Credit Facilities without our prior written consent; (c) our not having discovered or otherwise become aware of any information not previously disclosed to us that is inconsistent in a material and adverse manner with the information provided to us prior to the date hereof with respect to, (i) the business, operations, condition (financial or otherwise), assets or liabilities (contingent or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole or (ii) the Transactions; (d) since July 29, 2005, there not having occurred any material adverse condition or material adverse change in or affecting, or the occurrence of any event, circumstance or condition that could reasonably be expected to result in a material adverse change in or affecting, the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) or prospects of the Borrower and its subsidiaries, taken as a whole; and (e) the satisfaction of all other conditions described herein and in the Term Sheet and your compliance with the other terms and conditions set forth herein and therein.

6. It is agreed that Wachovia Capital Markets, acting alone or through or with affiliates selected by it, will act as sole lead bookrunning manager and sole lead arranger (in such capacities, the “Arranger”), for a syndicate of financial institutions and other entities (together with Wachovia Bank, the “Lenders”) that Wachovia Capital Markets intends to form to provide all or a portion of the Credit Facilities, and that (a) the Commitment of Wachovia Bank hereunder will be reduced dollar-for-dollar as and when commitments are received from the Lenders and (b) you will not engage, solicit or otherwise consult with any bank, investment bank, financial institution or other person or entity, other than the Wachovia Parties, regarding any credit facilities, bridge facilities or syndicated debt facilities to finance all or part of the Transactions.

7. (a) You agree to actively assist us (using your commercially reasonable efforts) in achieving a timely syndication of the Credit Facilities that is satisfactory to us and, solely in respect of the Revolving Credit Facility (as defined in the Term Sheet), reasonably satisfactory to you, which we intend to conduct before the closing of the Credit Facilities (but which we reserve the right to conduct, and continue to conduct, after the closing of the Credit Facilities), and you agree that we shall have had a reasonable opportunity and reasonable period of time in which to complete such syndication. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management, advisors and affiliates of you, on the one hand, and the proposed Lenders on the other hand, and your hosting, with the Arranger, one or more meetings with prospective Lenders and various rating agencies at such times and places as we may reasonably request. You agree, upon our request, to (i) provide, and cause your affiliates and advisors to provide, to the Arranger and each of the Lenders all information reasonably requested by the Arranger to successfully complete the syndication, including the information and projections (including updated projections) contemplated hereby, (ii) assist, and cause your affiliates and advisors to assist, in the preparation of one or more Confidential Information Memoranda and other marketing materials (for the contents of which you shall be solely responsible) with the Arranger, as reasonably requested by the Arranger, to be used in connection with the syndication, including making available your representatives on reasonable prior notice and at reasonable times and places, and (iii) ensure that the Credit Facilities have each received a public surveillance rating from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”), at least 20 days prior to the Closing Date. You also agree to use your reasonable efforts to assist our syndication efforts through your existing lending relationships. The Arranger reserves the right to engage the services of its affiliates in furnishing the services to be performed as contemplated herein and to allocate (in whole or in part) to any such affiliates any fees payable to them in such manner as it and its affiliates may agree in their sole discretion. You agree that each of the Wachovia Parties may share with any of their respective officers, affiliates and advisors any information related to the Transactions or any other matter contemplated hereby, on a confidential basis.

(b)  You hereby acknowledge and agree that the Wachovia Parties will make available the Information (as defined below), Projections (as defined below) and other marketing materials and presentations, including information memoranda (collectively, “Informational Materials”), to the potential Lenders by posting the Informational Materials on Syndtrak Online or by other similar electronic means (collectively, “Electronic Means”). You hereby further acknowledge and agree that (i) potential Lenders may not wish to receive material non-public information with respect to the Borrower and its subsidiaries or any of their respective securities (the “Public Lenders”), (ii) you will assist, and cause your affiliates and advisors to assist, in the preparation of one or more versions of Information Memoranda and other marketing materials and presentations with the Arranger, as reasonably requested by the Arranger, to be used in connection with the syndication of the Credit Facilities to Public Lenders, which will only include Informational Materials and any other information, data and materials that are either (A) publicly available or (B) not material with respect to the Borrower and its subsidiaries or any of their respective securities for purposes of United States federal and state securities laws (such Informational Materials and any other information, data and materials, collectively, “Public Information”), (iii) you will identify and conspicuously mark any Informational Materials that consist solely of Public Information as “PUBLIC”, (iv) you will identify and conspicuously mark any Informational Materials that include any information, data and materials that are not Public Information as “PRIVATE AND CONFIDENTIAL”, and (v) Informational Materials made available to potential Lenders, including, without limitation, through Electronic Means, shall clearly identify that such Informational Materials are either “PUBLIC” or “PRIVATE AND CONFIDENTIAL”.

8. The Arranger (and/or one or more of its affiliates) will manage all aspects of the syndication of each of the Credit Facilities (in consultation with you), including decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted, when Lenders will participate and the final allocations of the commitments among the Lenders, and the Arranger will exclusively perform all functions and exercise all authority as are customarily performed and exercised in such capacities, including selecting counsel for the Lenders and negotiating the definitive credit agreement, guarantees, security arrangements and related documentation for the Credit Facilities consistent with the terms and conditions hereof and of the Term Sheet and otherwise in form and substance satisfactory to the Wachovia Parties (the “Credit Documentation”). Any agent or arranger or other titles or roles awarded to other Lenders are subject to the Arranger’s prior written approval and in any event shall not entail any role with respect to the matters referred to in this paragraph without the Arranger’s prior written consent. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities without the prior written consent of the Borrower and that the Arranger shall have sole discretion with respect to the allocation and distribution of fees among the Lenders. Wachovia Bank shall act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Credit Facilities.

9. The terms and conditions of this Commitment Letter do not summarize all of the terms, conditions, covenants, representations, warranties and other provisions that will be contained in the Credit Documentation and the documentation for the Transactions. The Wachovia Parties shall have the right to require that the Credit Documentation be prepared by the Wachovia Parties’ counsel and include, in addition to the provisions outlined herein and in the Term Sheet, provisions not inconsistent herewith or with the Term Sheet considered appropriate by the Wachovia Parties for this type of financing transaction, such provisions to be mutually agreed by you and the Wachovia Parties.

10. Wachovia Bank’s Commitment and Wachovia Capital Markets’ undertakings as set forth herein are also subject to the conditions that (and you hereby represent and warrant that) (a) all information (other than the Projections, as defined below) concerning the Borrower and its subsidiaries and the Transactions (the “Information”) that has been or will be made available to the Wachovia Parties or the Lenders by you or any of your representatives or affiliates is, or will be when furnished, complete and correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning the Borrower and its subsidiaries that have been or will be made available to the Wachovia Parties or the Lenders by you or any of your representatives or affiliates (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time they were made. You agree to supplement, or cause to be supplemented, the Information and the Projections from time to time until the Closing Date and, if requested by the Arranger, for a period after the Closing Date, such period to end upon the completion of successful syndication of the Credit Facilities, so that the conditions contained in the preceding sentence remain correct in all material respects. In syndicating the Credit Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

11. You hereby agree to reimburse the Wachovia Parties from time to time on demand, including on the Closing Date and from time to time thereafter, for all of their reasonable out-of-pocket expenses (including, without limitation, all reasonable due diligence investigation expenses, fees of consultants, syndication expenses (including printing, distribution and bank meetings), all CUSIP fees for registration with the S&P CUSIP Service Bureau (the “CUSIP Bureau”), travel expenses, duplication fees and expenses, audit fees, search fees, filing and recording fees and the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as counsel to the Wachovia Parties (and any local or special counsel selected by them in connection with the Transactions) and any sales, use or similar taxes (and any addition to such taxes) related to any of the foregoing)1 , incurred in connection with the preparation, negotiation, execution and delivery, any waiver or modification and any collection or enforcement of this Commitment Letter, the Fee Letter, the Credit Documentation and all of the other transactions described herein and in any definitive documentation and advice in connection with any and all of the foregoing.

12. You hereby indemnify and hold harmless the Wachovia Parties and the Lenders and each of their respective affiliates, directors, officers, employees, partners, representatives and agents (collectively, the “Indemnified Parties”) from and against any and all actions, suits, losses, claims, damages and liabilities of any kind or nature, joint or several, to which such Indemnified Parties may become subject, related to or arising out of any element of the Transactions contemplated herein, including without limitation the execution and delivery of this Commitment Letter, the execution and delivery of the Credit Documentation and the use of proceeds thereunder, and the closing of the Transactions, and to reimburse the Indemnified Parties for all properly documented out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) on demand as they become payable to the providers in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom and in connection with the preparation and delivery of this Commitment Letter and any definitive documentation and advice in connection therewith; provided, however, that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent resulting from its own gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you or any of your affiliates, directors, equity holders or creditors or an Indemnified Party or any other person and whether or not any Indemnified Party is otherwise a party thereto. This Commitment Letter is addressed solely to you, and neither Wachovia Bank, Wachovia Capital Markets nor the Arranger or any other Wachovia Party shall be liable to you, your affiliates or any other person for any indirect or consequential damages that may be alleged as a result of this Commitment Letter or any element of the Transactions or in respect of transmission of materials by electronic means.

1 It being understood that the total out-of-pocket expenses to be reimbursed, excluding the fees, disbursements and other charges of Shearman & Sterling LLP and other local and special counsel, shall not exceed $150,000.

13. You agree that, without our prior written consent, neither you nor any of your affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (a) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. Your indemnity obligations set forth in paragraph 12 with respect to any Indemnified Party shall not apply to any settlement entered into by such Indemnified Party without your consent (which consent shall not be unreasonably withheld); provided, however, such indemnity obligations shall apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense in a timely manner.

14. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Party is not named as a defendant, you agree to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel.

15. Nothing contained herein shall limit or preclude the Wachovia Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor in, any party whatsoever, including without limitation any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

16. You acknowledge that the Arranger and its affiliates (the term “Arranger” as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial and other advisory services) to other companies, persons or entities with which you or your affiliates may have conflicting interests regarding the Transactions and otherwise, and the Arranger may be providing various advisory services to the Board of Directors in connection with the Repurchase, the Special Dividend and otherwise, and that the Arranger may act as it deems appropriate in acting in such capacities. You and your affiliates further acknowledge and agree that, in connection with all aspects of the Transactions and the transactions contemplated by this Commitment Letter, you and your affiliates, on the one hand, and the Arranger, on the other hand, have an arm’s-length business relationship that creates no fiduciary duty on the part of the Arranger and each expressly disclaims any fiduciary relationship. The Arranger will not use confidential information obtained from you in connection with the performance by the Arranger of services for other companies, persons or entities and will not furnish any such information to other companies, persons or entities. You also acknowledge that the Arranger has no obligation in connection with the Transactions to use, or to furnish to you, confidential information obtained from other companies or entities. You further acknowledge and agree to the disclosure by us (a) of information relating to the Credit Facilities to “Gold Sheets” and other similar bank trade publications and (b) of information relating to the Credit Facilities and the Borrower in connection with obtaining a published CUSIP from the CUSIP Bureau.

17. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained in connection with the Transactions or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose, after your acceptance of this Commitment Letter and the Fee Letter, if applicable, (a) this Commitment Letter and the Fee Letter on a confidential basis to the board of directors, certain members of senior management and advisors (including, without limitation, public accountants) of the Borrower in connection with their consideration of the Transactions, and (b) such documents (excluding the Fee Letter) in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. In addition, the Wachovia Parties shall be permitted to use information related to the syndication and arrangement of the Credit Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you.  Furthermore, the Wachovia Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies you in accordance with the Patriot Act. If you do show or circulate this Commitment Letter, the Fee Letter or the Term Sheet, or disclose the contents hereof or thereof, in breach of the provisions of this paragraph, then you shall be deemed to have accepted this Commitment Letter and the Fee Letter.

18. The provisions of paragraphs 11, 12, 13, 14, 15, 16, and 17 shall survive any termination or expiration of this Commitment Letter or the Commitment of Wachovia Bank or the undertakings of Wachovia Capital Markets set forth herein, and the provisions of paragraphs 6, 7, 9 and 10 shall survive until completion of syndication of the Credit Facilities.

19. The Wachovia Parties shall have the right to review and approve any public announcement or public filing made after the date hereof relating to the Credit Facilities or to any of the Wachovia Parties or any of their affiliates before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed). You shall have the right to review and approve any public announcement or public filing made after the date hereof relating to the Credit Facilities or to you or any of your affiliates before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

20. This Commitment Letter and the Commitment of Wachovia Bank and the undertakings of Wachovia Capital Markets set forth herein shall, in the event this Commitment Letter is accepted by you as provided in the last paragraph hereof, automatically terminate without further action or notice at 5:00 p.m. (New York time) on May 15, 2006, if the consummation of the Transactions and the Closing Date shall not have occurred by such time.

21. This Commitment Letter and the commitments and agreements hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this paragraph shall prohibit us (in our sole discretion) from (a) performing any of our duties hereunder through any of our affiliates, and you will owe any related duties (including those set forth above) to any such affiliate, and (b) granting participations in, or selling (in consultation with you) assignments of all or a portion of, the Commitment or the advances under the Credit Facilities pursuant to arrangements reasonably satisfactory to us. This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person.

22. Any notice given pursuant to this Commitment Letter shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof, with a copy to Gary M. Brown, at Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Commerce Center, Suite 1000, 211 Commerce Street, Nashville, Tennessee 37201; and (b) any Wachovia Party, at One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288-0604, NC0737, Attention: Richard DiDonato, with a copy, to Michael I. Zinder, at Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022.

23. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND THIS COMMITMENT LETTER AND THE FEE LETTER CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PREVIOUS AGREEMENT, WRITTEN OR ORAL, BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF. EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER, EACH ELEMENT OF THE TRANSACTIONS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY. IN ADDITION, WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER, OR THE TRANSACTIONS OR THE PERFORMANCE OF ANY OF THE PARTIES HEREUNDER, YOU HEREBY IRREVOCABLY (A) SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK; (B) AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT; (C) WAIVE THE DEFENSE OF ANY INCONVENIENT FORUM TO SUCH NEW YORK STATE OR FEDERAL COURT; (D) AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANOTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; (E) TO THE EXTENT THAT YOU OR YOUR PROPERTIES OR ASSETS HAVE OR HEREAFTER MAY HAVE ACQUIRED OR BE ENTITLED TO IMMUNITY (SOVEREIGN OR OTHERWISE) FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT OR FROM EXECUTION OF A JUDGMENT OR OTHERWISE), FOR YOURSELF OR YOUR PROPERTIES OR ASSETS, AGREE NOT TO CLAIM ANY SUCH

IMMUNITY AND WAIVE SUCH IMMUNITY; AND (F) CONSENT TO SERVICE OF PROCESS BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO YOU AT YOUR ADDRESS SET FORTH ON THE FIRST PAGE OF THIS COMMITMENT LETTER AND AGREE THAT SUCH SERVICE SHALL BE EFFECTIVE WHEN SENT OR DELIVERED. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by facsimile or other electronic communication shall be effective as delivery of a manually executed counterpart.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Arranger, together with an executed counterpart of the Fee Letter, by no later than 5:00 p.m. (New York time) on March 16, 2006. This Commitment Letter, the Commitment of Wachovia Bank and undertakings of Wachovia Capital Markets set forth herein and the agreement of the Arranger to provide the services set forth herein shall automatically terminate at such time without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Arranger in accordance with the terms of the immediately preceding sentence.

Sincerely,

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /S/ L. Richard DiDenato
Name: L. Richard DiDenato
Title: Managing Director

WACHOVIA CAPITAL MARKETS, LLC

By: /S/ L. Richard DiDenato
Name: L. Richard DiDenato
Title: Managing Director

The provisions of this Commitment
Letter are agreed to and accepted as
of the date first above written:

CBRL GROUP, INC.

By: /S/ Lawrence E. White
Name: Lawrence E. White
Title: SVP & CFO

Schedule I

ESTIMATED SOURCES AND USES OF FUNDS TABLE
($ millions)

Sources		Uses
Revolving Credit Facility	0.0[2]	Repurchase and/or Special Dividend	770.9
Term Facility	800.0[3]	Refinancing of Existing Revolver	14.8
		Transaction Costs and Expenses	14.3

Total Sources	800.0	Total Uses	800.0

2  Commitment of $250 million; $0 expected to be drawn at closing.
3  Commitment of $1 billion; $800 million to be drawn at closing and $200 million to be drawn as Delayed  Draw Term Loan.

S&S Draft 3/5/06
EXHIBIT A

US$1,250,000,000

SENIOR CREDIT FACILITIES
SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Borrower:	CBRL Group, Inc. a Tennessee corporation (hereinafter, the “Borrower”).
Sole Lead Arranger and Book Runner:	Wachovia Capital Markets, LLC will act as sole lead arranger and sole bookrunning manager (in such capacities, the “Arranger”).
Administrative Agent:	Wachovia Bank, National Association (in such capacity, the “Administrative Agent”).
Lenders:
Wachovia Bank, National Association and a syndicate of financial institutions and other entities (each a “Lender”, and collectively, the “Lenders”) arranged by the Arranger in consultation with the Borrower.

Closing Date:	On or before May 15, 2006 (the “Closing Date”).
Credit Facilities:
Senior secured credit facilities (the “Credit Facilities”) in an aggregate principal amount of up to $1.25 billion, such Credit Facilities comprising:

(a)  Revolving Credit Loans. A revolving credit facility (with a subfacility of up to $50 million for letters of credit and a subfacility of up to $25 million for swing line loans, each on customary terms and conditions with compensation to be agreed) in an aggregate principal amount of up to $250 million (the “Revolving Credit Facility”); and

(b)  Term Loan. A term loan facility in an aggregate principal amount of up to $1 billion, up to $800 million of which will be available to be drawn in a single advance on the Closing Date (the “Initial Term Loan”) and up to $200 million of which will be available to be drawn in either a single drawing or two drawings of equal principal amounts, in each case within 18 months after the Closing Date (the “Delayed Draw Term Loan”; together with the Initial Term Loan, the “Term Facility”).

Use of Proceeds:
The proceeds of the Initial Term Loan shall be used on the Closing Date to finance (a) the consummation of the Repurchase and the Special Dividend, (b) the refinancing of all existing indebtedness of the Borrower and its subsidiaries, other than existing capital leases and the Convertible Notes referred to in the immediately succeeding sentence (collectively, the “Refinancings”) and (c) the payment of fees and expenses incurred in connection with the Transactions. The proceeds of the Delayed Draw Term Loan will be used to refinance in full the Borrower’s 3.0% Zero-Coupon Contingently Convertible Senior Notes (the “Convertible Notes”) and for other general corporate purposes, including the payment of dividends and the repurchase of its outstanding common stock.

The Revolving Credit Facility shall be used to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Availability:
No advances may be made under the Revolving Credit Facility on the Closing Date. Thereafter, loans under the Revolving Credit Facility will be available at any time prior to the final maturity of the Revolving Credit Facility, in minimum principal amounts and upon notice period to be agreed upon. Advances repaid or prepaid may be reborrowed.

The Initial Term Loan will be available in a single drawing on the Closing Date. The Delayed Draw Term Loan will be available in either a single drawing or two drawings of equal principal amounts, in each case within 18 months after the Closing Date. Advances under the Term Facility that are repaid or prepaid may not be reborrowed.

Documentation:
Customary for facilities similar to the Credit Facilities and otherwise satisfactory to the Lenders. The documentation for the Credit Facilities will include, among others, a credit agreement (the “Credit Agreement”), guarantees and appropriate pledge and related security documents (collectively, the “Credit Documentation”), all consistent with this Term Sheet. The Borrower and the Guarantors (as defined below under “Guarantors”) are herein referred to as the “Loan Parties” and individually as a “Loan Party.”

Guarantors:
The obligations of the Borrower under the Credit Facilities and under any hedging arrangements with the Lenders and their affiliates shall be unconditionally guaranteed, on a joint and several basis, by each direct and indirect subsidiary of the Borrower (each a “Guarantor”; and its guarantee being referred to herein as a “Guarantee”), provided that any subsidiary that is a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code shall be required to provide a guarantee only to the extent such guarantee would not result in a material tax liability. All Guarantees will be guarantees of payment and not merely of collection. The Guarantees are subject to the third paragraph under “Negative Covenants” in respect of Permitted Disposition (as defined below).

Security:
There shall be granted to the Administrative Agent for the benefit of the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation (including the third paragraph under “Negative Covenants” in respect of Permitted Disposition) and to be satisfactory to the Arranger) liens and security interests in all of the following (whether now owned or hereafter owned or created):

(a)  All present and future capital stock or other membership, equity, ownership or profit interests of or in each of the present and future subsidiaries of the Borrower and each of the Guarantors; and

(b)  All proceeds and products of the property and assets described in clauses (a) and (b) above.

All of the foregoing are collectively referred to as the “Collateral” (it being understood that, unless otherwise specified, none of the foregoing shall be subject to any other liens or security interests, except for certain customary exceptions to be agreed upon). All such security interests will be created pursuant to and shall comply with Credit Documentation reasonably satisfactory in all respects to the Arranger. On the Closing Date, such security interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Arranger shall have been made) and shall also secure any interest rate hedging arrangements with any Lenders or their affiliates.

Final Maturity:
The final maturity of the Revolving Credit Facility will occur on the fifth anniversary of the Closing Date and the commitments with respect to the Revolving Credit Facility shall automatically terminate on such date.

The final maturity of the Term Facility will occur on the seventh anniversary of the Closing Date.

Amortization:
The Revolving Credit Facility will be payable in full upon final maturity.

The Term Facility shall amortize in equal quarterly installments of 0.25% of the original principal amount of the Term Facility during the first six years and nine months thereof and the remaining balance at final maturity thereof.

Interest Rates and Fees:	Interest rates and fees in connection with the Credit Facilities will be as specified in the Fee Letter and on Annex I attached hereto.

Mandatory Prepayments/ Reductions in Commitment:
The Credit Facilities will be required to be prepaid with (a) 100% of the net cash proceeds of all asset sales and other asset dispositions and all Extraordinary Receipts (to be defined as cash received not in the ordinary course of business, including pension plan reversions, insurance proceeds, condemnation awards and indemnity payments but to exclude proceeds of insurance, condemnation awards and indemnity payments applied to pay applicable third party claims) (subject to baskets, 365-day reinvestment provisions and other limited exceptions (including (i) the sale of certain real property of Cracker Barrel Old Country Store, Inc., a subsidiary of the Borrower (“Cracker Barrel”), and of Logan’s Roadhouse, Inc., a subsidiary of the Borrower (“Logan’s”), (ii) the Permitted Disposition and (iii) the sale or disposition of ten restaurants that ceased operating in February of 2006) to be agreed upon), (b) 100% of the net cash proceeds of the issuance or incurrence of debt other than securities or other financing arrangements reasonably acceptable to the Wachovia Parties (subject to baskets and other exceptions, including an amount of debt to be permitted under the Credit Facilities, to be agreed upon), (c) 100% of the net proceeds from any issuance of equity securities or from any capital contribution (with exceptions (including proceeds in respect of the exercise of stock options with employees) to be agreed upon), and (d) 50% (or, if the Leverage Ratio (as defined below) is 2.5:1 or less, 25%) of Excess Cash Flow (to be defined as EBITDA, minus income tax payments, capital expenditures, regularly scheduled principal payments of funded debt, prepayments of the Term Facility and dividends, distributions and repurchases in respect of equity interests, in each case paid in cash and as permitted under the Credit Facilities).

Any application of a mandatory prepayment shall be applied first, to the outstanding principal balance of the Term Facility, and second, to the outstanding principal balance of the Revolving Credit Facility (but without a permanent reduction in the aggregate amount of the Revolving Credit Facility except in the case of prepayments under clause (a) above) equal to the aggregate amount of such required prepayments. Any mandatory prepayment of the Term Facility shall be applied to the principal repayment installments thereof on a pro rata basis.

Voluntary Prepayments/ Reductions in Commitment:
Advances under the Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period). Any prepayment of the Term Facility shall be applied to the principal repayment installments thereof on a pro rata basis.

Conditions to Initial Advances:
The making of the initial advances under the Credit Facilities shall be subject to conditions precedent that are customary for facilities similar to the Credit Facilities, including the conditions precedent set forth in the Commitment Letter and Exhibit B hereto.

Conditions to All Extensions of Credit:
Each extension of credit under the Credit Facilities will be subject to customary conditions precedent, including the (a) absence of any default, and (b) continued accuracy of representations and warranties.

Representations and Warranties:
Applicable to the Loan Parties and their subsidiaries, usual and customary for facilities of this type and such others as may be reasonably required by the Arranger, including without limitation, financial statements; due authorization, execution and delivery of appropriate documents; no conflict with laws or material agreements; legal, valid and binding agreements; absence of material litigation, investigations or environmental liabilities; ERISA; possession of all necessary consents, approvals, licenses and permits; compliance with all applicable laws and regulations including Regulations U and X and the Patriot Act and as to not being a sanctioned person; payment of taxes and other obligations; ownership of properties; insurance; solvency; labor matters; intellectual property; collateral security interests; absence of any material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) or prospects of the Loan Parties and their subsidiaries taken as a whole; accuracy of information, including in any confidential information memorandum, and accuracy of representations in documentation in respect of the Repurchase and the Special Dividend in all material respects; and treatment of the Credit Facilities as senior debt and designated senior debt under all subordinated debt.

Affirmative Covenants:
Applicable to the Loan Parties and their subsidiaries, usual and customary for facilities of this type and such others as may be reasonably required by the Arranger, including without limitation, the following: use of proceeds; payment of other material obligations; continuation of business and maintenance of existence and rights and privileges; maintenance of all necessary consents, approvals, licenses and permits; compliance with laws and regulations (including environmental laws and the Patriot Act); maintenance of property and insurance (including hazard and business interruption insurance); maintenance of books and records; right of the Lenders to inspect property and books and records at reasonable times with (so long as no default has occurred and been continuing) reasonable prior notice; notices of defaults, material litigation and other material events; financial reporting (including annual audited and quarterly unaudited financial statements and annual updated budgets); best efforts to maintain public surveillance ratings with S&P and Moody’s; and further assurances (including, without limitation, with respect to security interests in any after-acquired capital stock of subsidiaries).

Negative Covenants:
Applicable to the Loan Parties and their subsidiaries, usual and customary for facilities of this type and such others as may be reasonably required by the Arranger, including, but not limited to, limitation on indebtedness; limitation on liens; limitation on further negative pledges; limitation on investments, including acquisitions (and in any event, no hostile acquisitions); limitation on dividends, distributions, issuances of equity interests, redemptions and repurchases of equity interests (other than the Repurchase and payment of the Special Dividend and other exceptions to be agreed); limitation on mergers, acquisitions and asset sales; limitation on contingent obligations and guarantees; limitation on sale-leaseback transactions; limitation on prepayments, redemptions and purchases of subordinated and certain other indebtedness; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in business, fiscal year and accounting practices; limitation on speculative transactions; limitation on amendment of organic documents and material contracts; limitation on capital expenditures; and limitation on creation of subsidiaries.

Notwithstanding the foregoing limitations, so long as (a) no Event of Default shall have occurred and be continuing, (b) after giving effect thereto the Leverage Ratio shall not exceed 3.75:1 and the Borrower and its subsidiaries shall be otherwise in compliance with all the financial covenants and (c) the purchase or offering price paid to the Borrower and its subsidiaries shall be no less than the fair market value thereof, the Borrower and its subsidiaries may consummate the sale of assets or capital stock (including through a spin-off) and/or initial public offering of all or any portion of the capital stock of Logan’s (any such sale or public offering, a “Permitted Disposition”).

Upon a Permitted Disposition (other than a Permitted Disposition in respect of a portion of the capital stock of Logan’s that results in a majority ownership of Logan’s by the Borrower), the Guarantee made by Logan’s and the pledge of the capital stock in Logan’s pursuant to the Credit Documentation shall be released by the Administrative Agent on behalf of the Lenders.

In addition, notwithstanding the foregoing limitations, so long as no Event of Default shall have occurred and be continuing and the Borrower and its subsidiaries shall be in pro forma compliance with all the financial covenants, (a) (i) subject to the mandatory prepayment provisions set forth under “Mandatory Prepayments/Reductions in Commitment” above, Cracker Barrel may sell real property with a fair market value in an aggregate amount not to exceed $150 million, so long as the aggregate fair market value of the real property sold in each fiscal year is less than $50 million and (ii) in addition to clause (a)(i), Cracker Barrel may sell real property with a fair market value in an aggregate amount not to exceed $100 million without using the proceeds thereof to prepay the Credit Facilities and (b) (i) subject to the mandatory prepayment provisions set forth under “Mandatory Prepayments/Reductions in Commitment” above, Logan’s may sell real property in an aggregate fair market value of less than $5 million in any fiscal year and (ii) in addition to clause (b)(i), Logan’s may sell its real property without using the proceeds thereof to prepay the Credit Facilities, provided that if the fair market value of any real property of Logan’s being sold pursuant to this clause (b)(ii), when aggregated with the fair market value of other real property sold by Logan’s pursuant to this clause (b)(ii) in the then-current fiscal year, shall exceed $5 million, and the Leverage Ratio after giving effect thereto shall exceed 3.75:1, the proceeds of such sale shall be subject to the mandatory prepayment provisions set forth under “Mandatory Prepayments/Reductions in Commitment” above.

Financial Covenants:
(a)  Maximum Leverage Ratio: Ratio of total Debt for Borrowed Money at any time to EBITDA for the most recent four consecutive quarters in an amount not to exceed 4.5:1.0 initially, with step-downs to be mutually determined; and

(b)  Minimum Interest Coverage Ratio: Ratio of consolidated EBITDA to consolidated net cash interest expense in an amount equal to at least 3.0:1.0 initially, with step-ups to be mutually determined.

The financial covenants will apply on a consolidated basis, with definitions to be mutually agreed upon.

“Debt for Borrowed Money” shall mean all indebtedness in accordance with GAAP, including synthetic leases and other off-balance sheet obligations but excluding any obligations under letters of credit, bankers’ acceptances or similar facilities.

“EBITDA” shall mean, for any period, consolidated net income for such period, plus (a) without duplication and to the extent deducted in determining such consolidated net income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) depreciation and amortization expense for such period, (iv) any other non-cash deductions for such period, including non-cash compensation and non-cash impairment charges (other than any deductions which require or represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period), minus (b) without duplication and to the extent included in determining such consolidated net income, any non-cash gains for such period, minus (c) without duplication and to the extent included in determining such consolidated net income, any extraordinary non-cash gains (or plus extraordinary non-cash losses) for such period and any gains (or plus losses) realized in connection with any disposition of property during such period (other than any gains which represent the reversal of a reserve accrued for the payment of cash charges in any future period), all determined on a consolidated basis in accordance with GAAP.

“Leverage Ratio” shall mean, at any date of determination, the ratio of consolidated Debt for Borrowed Money at such time to consolidated EBITDA for the most recent four consecutive fiscal quarters.

Events of Default:
Usual and customary for facilities of this type and such others as may be reasonably required by the Arranger, including, without limitation, non-payment of obligations; breach of representation or warranty; non-performance of covenants and obligations (with customary grace periods, where appropriate); default on other material indebtedness or certain other obligations (with thresholds to be agreed); change of control; bankruptcy or insolvency; impairment of security; ERISA (with thresholds to be agreed); unsatisfied monetary (with thresholds to be agreed) or material non-monetary judgments; loss of validity or enforceability of any Credit Documentation or liens securing obligations under the Credit Documentation; and failure to constitute senior debt and designated senior debt.

If an event of default shall occur and for so long as it shall be continuing, the Administrative Agent shall have customary rights and remedies, including without limitation the right to declare any and all principal of and accrued and unpaid interest on the Credit Facilities to be immediately due and payable, to terminate any and all commitments and to require cash collateral for all outstanding letters of credit.

Yield Protection and Increased Costs:	Customary for facilities similar to the Credit Facilities, including without limitation, tax gross ups, increased cost provisions, breakage provisions, indemnities, and other customary items.
Assignments and Participations:
Each assignment (unless to another Lender or its affiliates) shall be in a minimum amount of $1.0 million (unless the Administrative Agent otherwise consents or unless the assigning Lender’s exposure is thereby reduced to zero). Assignments shall be permitted upon the payment to the Administrative Agent of a $3,500 assignment fee and with the Borrower’s and the Administrative Agent’s consent (such consents not to be unreasonably withheld, delayed or conditioned), except that no such consent of the Borrower need be obtained to effect an assignment (i) of the Term Loans, (ii) to any Lender (or its affiliates), (iii) if any event of default has occurred and is continuing, (iv) to any Federal Reserve Bank or (v) if determined by the Administrative Agent to be necessary to achieve a successful initial syndication. Participations shall be permitted without restriction. Voting rights of participants will be subject to customary limitations.

Required Lenders:
Lenders having a majority of the outstanding credit exposure (the “Required Lenders”), subject to amendments or waivers of certain provisions of the Credit Documentation requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure or to protect against certain differential impacts.

Expenses and Indemnification:
All reasonable out-of-pocket expenses of the Arranger and the Administrative Agent (and of all Lenders in the case of enforcement costs and documentary taxes) associated with the negotiation, preparation, execution and delivery or administration (including CUSIP Bureau fees) of, any waiver or modification (whether or not effective) of, the arranging and syndicating of, and the enforcement of, any loan document (including the reasonable fees, disbursements and other charges of counsel for the Arranger) are to be paid by the Loan Parties.

The Loan Parties will indemnify the Arranger, the Administrative Agent and each of the Lenders and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and all liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Arranger, the Administrative Agent or any such Lender is a party thereto or has commenced any litigation) that relate to the Transactions or any transactions related thereto, except to the extent resulting from such person’s gross negligence or willful misconduct. Neither the Arranger, the Administrative Agent nor the Lender(s) shall be liable to the Loan Parties, their affiliates or any other person for any indirect or consequential damages that may be alleged as a result of the Transactions or the Credit Facilities or any transactions related thereto.

Governing Law and Forum:	New York.
Waiver of Jury Trial:	All parties to the Credit Documentation waive the right to trial by jury.
Miscellaneous:	Other customary provisions.
Counsel for the Arranger:	Shearman & Sterling LLP.

______________________________

This Summary of Proposed Terms and Conditions is intended as an outline for discussion purposes only and does not purport to summarize all of the conditions, covenants and other provisions that may be contained in the definitive documentation for the Credit Facilities.

ANNEX I TO EXHIBIT A

Interest Rates and Fees: The Borrower will be entitled to make borrowings based on the ABR plus the Applicable Margin or LIBOR plus the Applicable Margin.

The “Applicable Margin” shall initially be 1.50% per annum for LIBOR loans and 0.50% per annum for ABR loans; provided that in the case of the Revolving Credit Facility, such rates shall be applicable until receipt of financial statements for the first fiscal quarter following the Closing Date and thereafter the Applicable Margin for Revolving Credit Loans shall be determined pursuant to the pricing grid set forth in Annex II.

The Borrower shall pay a commitment fee equal to 0.75% per annum on the unused portion of the Delayed Draw Term Loan, payable quarterly in arrears.

The Borrower shall pay a commitment fee initially equal to 0.25% per annum on the unused portion of the Credit Facilities (but excluding the Delayed Draw Term Loan), payable quarterly in arrears; provided that such rate shall be applicable until receipt of financial statements for the first fiscal quarter following the Closing Date and thereafter such fee shall be determined pursuant to the pricing grid set forth in Annex II.

The Borrower shall pay letter of credit fees equal to the Applicable Margin from time to time in respect of LIBOR Advances under the Revolving Credit Facility, which shall be payable quarterly in arrears for the benefit of all Lenders under the Revolving Credit Facility ratably in accordance with their commitments. In addition, a fronting fee will be payable to the issuer in an amount equal to 0.125% per annum of the maximum amount available to be drawn under such letter of credit, payable quarterly in arrears.

Unless consented to by the Arranger in its sole discretion, no LIBOR advances may be elected on the Closing Date or prior to the date three days thereafter (or, if earlier, the completion of the initial syndication of the Credit Facilities as determined by the Arranger).

“ABR” means the higher of (a) the prime rate of interest announced or established by the Administrative Agent from time to time, changing effective on the date of announcement or establishment of said prime rate changes, and (b) the Federal Funds Rate plus 0.50% per annum. The prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“LIBOR” means the rate determined by the Administrative Agent to be available to the Lenders in the London interbank market for deposits in US Dollars in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR advance, as adjusted for maximum statutory reserves.

The Borrower may select interest periods of one, two, three or six months for LIBOR borrowings. Interest will be payable in arrears (a) in the case of ABR advances, at the end of each quarter and (b) in the case of LIBOR advances, at the end of each interest period and, in the case of any interest period longer than three months, no less frequently than every three months.

Interest on all borrowings shall be calculated on the basis of the actual number of days elapsed over (a) in the case of LIBOR Loans, a 360-day year, and (b) in the case of ABR Loans, a 365- or 366-day year, as the case may be.

During the continuation of any event of default, all amounts owing under the Credit Documentation shall bear interest at a rate per annum equal to 2.00% in excess of the highest applicable interest rate (including the Applicable Margin (as defined above)), and such interest shall be payable on demand.

The Arranger and the Administrative Agent shall receive such other fees as shall have been agreed in a fee letter between them and the Borrower.

ANNEX II TO EXHIBIT A

Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for ABR Loans	Commitment Fee
4x or above	1.75%	0.75%	0.375%
3x ≤ 4x	1.50%	0.50%	0.25%
2x ≤ 3x	1.25%	0.25%	0.20%
Less than 2x	1.00%	0.00%	0.15%

EXHIBIT B

US$1.25 BILLION SENIOR CREDIT FACILITIES

CONDITIONS TO FUNDING

Conditions to Funding:
(a)  The execution and delivery of Credit Documentation consistent with the Term Sheet and otherwise reasonably acceptable in form and substance to the Lenders and the fulfillment of all conditions thereunder; and consummation of the Transactions in accordance with the documentation therefor and all applicable laws and fulfillment of all conditions in connection therewith. The Arranger shall be satisfied with the capitalization, structure and equity ownership of the Borrower and its subsidiaries after giving effect to the Transactions.

(b)  The Arranger shall have received, in form and substance reasonably satisfactory to the Arranger, (i) copies of documentation for the Repurchase, the Special Dividend and other aspects of the Transactions, (ii) such opinions of counsel to the Loan Parties and other corporate documents as the Arranger shall reasonably require, (iii) satisfactory evidence with respect to perfection and priority of liens, including satisfactory lien, judgment and tax searches, (iv) such policies of insurance (and endorsements thereto) and confirmation thereof as the Arranger may require in connection with the loan documentation, including a satisfactory insurance broker’s letter, and (v) evidence of all consents and approvals required for the Repurchase and the Special Dividend, including the consent of the board of directors of the Borrower.

(c)  The Arranger shall be satisfied that there are no material restrictions on the ability of any subsidiary of the Borrower to pay dividends or distributions to, or otherwise advance funds to, its equity holders. The Loan Parties and the Financing shall each comply with the terms of the Commitment Letter, including the Sources and Uses of Funds Table attached thereto.

(d)  All existing indebtedness of the Borrower and its subsidiaries under any existing credit agreement shall have been repaid in full (unless otherwise agreed by the Arranger), all commitments thereunder shall have been terminated and any and all liens securing such indebtedness shall have been released, all in a manner reasonably satisfactory to the Arranger.

(e)  All representations and warranties set forth in the Credit Documentation shall be true and correct in all material respects.

(f)  No law or regulation shall be applicable, or event shall have occurred, that seeks to impose materially adverse conditions upon the consummation of any of the Transactions or the operation of the businesses of the Loan Parties. No material adverse litigation, investigation or labor disputes shall be pending or threatened.

(g)  The Arranger shall be reasonably satisfied that (i) the Borrower and its subsidiaries will be able to meet their obligations under all employee and retiree welfare plans, (ii) the employee benefit plans of the Borrower and its ERISA affiliates are, in all material respects, funded in accordance with the minimum statutory requirements, (iii) no “reportable event” (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such employee benefit plan, and (iv) no termination of, or withdrawal from, any such employee benefit plan has occurred or is contemplated that could reasonably be expected to result in a material liability.

(h)  The Arranger shall be reasonably satisfied that, after giving pro forma effect to the initial funding of the Credit Facilities and the consummation of the other elements of the Transactions, (i) the ratio of aggregate total funded debt (including the initial fundings under the Credit Facilities) of the Borrower and its subsidiaries as of the Closing Date (“Total Funded Debt”) to consolidated EBITDA of the Borrower and its subsidiaries for the four quarter period ended most recently prior to the Closing Date for which financial statements are available (calculated with adjustments reasonably acceptable to the Arranger) (“Pro Forma EBITDA”) shall not exceed 3.8:1.0 and (ii) total funded indebtedness shall not exceed $1 billion.

(i)  The Arranger shall have received, in form and substance reasonably satisfactory to the Arranger, (i) copies of satisfactory audited consolidated financial statements for the Borrower and its subsidiaries for the three fiscal years most recently ended and interim unaudited financial statements for each quarterly period ended since the last audited financial statements, (ii) pro forma consolidated financial statements for the Borrower and its subsidiaries for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available giving pro forma effect to the Transactions (prepared with adjustments deemed appropriate by the Arranger in its sole discretion) and a pro forma balance sheet of the Borrower and its subsidiaries as of the Closing Date, (iii) unless previously provided, forecasts prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its subsidiaries, which shall be quarterly for fiscal year 2006 (it being understood that the financial statements for the first two quarters of 2006 have already been received by the Arranger) and annual thereafter for the term of the Credit Facilities (and which shall not be inconsistent with information provided to the Arranger prior to the delivery of the Commitment Letter), and (iv)(A) a certificate from the chief financial officer of the Borrower as to the solvency of each Loan Party after giving effect to each element of the Transactions and (B) in the event a letter as to the solvency of each Loan Party after giving effect to each element of the Transactions is provided to the Borrower’s Board of Directors from a nationally recognized independent appraisal or valuation firm, a reliance letter addressed to the Arranger from such firm.

(j)  The Arranger shall have received satisfactory evidence that the Credit Facilities shall have each received a public surveillance rating from S&P and Moody’s, at least 30 days prior to the Closing Date.

(k)  There shall not have occurred, since July 29, 2005, (i) any material adverse change in the business, operations, condition (financial or otherwise), assets, liabilities (whether actual or contingent) or prospects of the Borrower and its subsidiaries, taken as a whole, or (ii) any event, condition or state of facts that could reasonably be expected to (A) have such a material adverse change or (B) adversely affect the ability of the Borrower or the Guarantors to perform their respective obligations under or in connection with the Credit Documentation.

(l)  All fees and expenses of the Arranger required to have been paid as a condition to the funding of the Credit Facilities (including payment of all reasonable fees, expenses and other charges of counsel to the Arranger) shall have been paid in full.

(m)  The Arranger shall have received such other documents, agreements and opinions in connection with the Credit Facilities, all reasonably satisfactory in form and substance, as the Arranger may reasonably request.